Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-228317

November 29, 2018

MOGU Inc.

MOGU Inc., or the Company, has filed a registration statement on Form F-1 (including a prospectus) with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents the Company has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC at 1-866-718-1649, Credit Suisse Securities (USA) LLC at 1-800-221-1037, or China Renaissance Securities (Hong Kong) Limited at 852-2287-1600. You may also access the Company’s most recent prospectus dated November 29, 2018, which is included in Amendment No. 2 to the Company’s registration statement on Form F-1, as filed with the SEC on November 29, 2018, or Amendment No. 2, by visiting EDGAR on the SEC website at:

http://www.sec.gov/Archives/edgar/data/1743971/000119312518337938/d581030df1a.htm

This free writing prospectus reflects the following amendments that were made in Amendment No. 2. All references to page numbers are to page numbers in Amendment No. 2.

(1)	Amend the first bullet of the last paragraph on page 11 as follows:

•

is based on 2,553,650,704 ordinary shares outstanding as of the date of this prospectus, assuming (i) the automatic re-designation of 303,234,004 ordinary shares held by Elevenhalf MG Holding Limited and Elevenhalf MG International Limited, over which Mr. Qi Chen, the chairman of our board of directors and our chief executive officer, has voting and dispositive power, into Class B ordinary shares on a one-for-one basis immediately prior to the completion of this offering and (ii) the automatic re-designation of all of our remaining 426,026,544 ordinary shares and the automatic conversion and re-designation of all of our outstanding 1,824,390,156 preferred shares into 2,250,416,700 Class A ordinary shares immediately prior to the completion of this offering;

(2)	Add a row in the table on page 148 and a note No. 19 on page 150 as follows:

Entity affiliated with Bluerun(19)	88,466,903	3.5%	88,466,903	—	3.3%	0.8%

(19)

Represents 88,466,903 preferred shares held by Bluerun Ventures IV, L.P., a Cayman Islands exempted limited partnership. The general partner of Bluerun Ventures IV, L.P. is BRV Partners IV, L.P., whose general partner is BRV Partners IV, Ltd., a Cayman Islands exempted company. The registered address of Bluerun Ventures IV, L.P. is Campbell Corporate Services Limited, Scotia Centre, P.O. Box 268, Grand Cayman KY1-1104, Cayman Islands.

(3)	Amend the row on total capitalization in the table on page 62 as follows:

Total capitalization	3,785,195	551,135	3,785,195	551,135	4,211,229	613,166

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